Exhibit 99.1
CORMEDIX COMPLETES SALE OF $5.4 MILLION OF NOL TAX BENEFITS THROUGH NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY PROGRAM

Berkeley Heights, NJ – April 17, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has completed the previously announced sale of $5.4 million of NOL tax benefits to two unrelated, profitable New Jersey corporations through the New Jersey Economic Development Authority’s New Jersey Technology Business Tax Certificate Transfer program for State Fiscal Year 2018. As a result, the Company has received approximately $5.1 million in cash from the sale of these NOL tax benefits.

“We are pleased to have closed on this transaction,” said Khoso Baluch, CorMedix CEO. “The funding bolsters our cash runway as we continue to move the Neutrolin® development program forward.”

The New Jersey Technology Business Tax Certificate Transfer (NOL) program enables qualified, unprofitable NJ-based technology or biotechnology companies with fewer than 225 U.S. employees (including parent company and all subsidiaries) to sell a percentage of net operating losses and research and development (R&D) tax credits to unrelated profitable corporations. NOLs and R&D tax credits may be sold for at least 80 percent of their value, up to a maximum lifetime benefit of $15 million per business. This allows qualifying technology and biotechnology companies with NOLs to turn their tax losses and credits into cash proceeds to fund growth and operations, including research and development or other allowable expenditures.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: risks relating to the effect of the recently-effected reverse stock split on the Company’s stock price and its overall market capitalization; the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; risks related to obtaining FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746